Exhibit 99.3

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611

WATSON COMPLETES ACQUISITION OF ANDRX

CORONA, CA, November 6, 2006 — Watson Pharmaceuticals, Inc. (NYSE: WPI) today announced it has completed the previously announced acquisition of Andrx Corporation.  The purchase price was approximately $1.9 billion.  Under the terms of the merger agreement, stockholders of Andrx will receive $25.00 per share, in cash.

The Company financed the transaction with a $650 million term loan, under a new $1.15 billion senior credit facility, and funded the remainder of the transaction with cash on hand at Watson and Andrx.

Andrx, whose capabilities both augment and complement those of Watson, is considered a leader in formulating difficult-to-replicate products, allowing for a unique portfolio of pharmaceutical products.  As a result of the acquisition, Watson now becomes the third largest generic pharmaceutical company in the United States, based on total prescriptions dispensed. Together with Andrx’s pipeline, Watson now has 66 Abbreviated New Drug Applications (ANDAs) on file with the U.S. Food and Drug Administration, creating exciting opportunities for growth in future years.

Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer, stated, “This acquisition is another major strategic milestone for our business as we pursue expansion of our existing product portfolio, pipeline and drug delivery technology base.”

“Additionally, the Anda distribution business which offers quality generic products from manufacturers around the world will become a new operating segment within Watson, and will provide added financial stability and solid cash flow.  It is my belief that our newly expanded company will create a more vibrant, effective competitor in the U.S. generics marketplace than either Watson or Andrx could have created and sustained separately,” continued Dr. Chao.

Watson has completed detailed integration planning and is proceeding with plans for a rapid transition to a combined company.  Watson and Andrx have highly complementary assets which are likely to facilitate a smooth integration. Going forward, the combined Company expects to realize $30 million in annual synergies with the majority of savings coming from corporate and administrative overhead. The transaction is expected to be accretive to earnings beginning in the second half of 2007, assuming new product launches and timely resolution of the Davie, Florida manufacturing facility’s Official Action Indicated status with the U. S. Food and Drug Administration.

For over 14 years, Andrx’s team of managers, scientists and technical experts have created significant products and technologies.  In addition, the team of customer service representatives in Andrx’s Anda division has cultivated strong customer relationships which will provide for continued growth of the distribution business. By joining now with Watson, Andrx will continue to pursue and expand the opportunities in the specialty pharmaceutical sector.

Joining the Watson executive team is Albert Paonessa III, Executive Vice President and Chief Operating Officer of Anda, who will provide ongoing leadership of the newly-formed distribution segment.  Mr. Paonessa will report directly to Dr. Chao.

 “I am excited to welcome the Andrx staff into the Watson family,” commented Dr. Chao.  “The talented people of Andrx will play a strategic role in helping Watson further evolve its leadership position in generic pharmaceuticals and in product distribution services.  We would like to especially thank Thomas Rice, Andrx’s CEO, Angelo C. Malahias, Andrx’s President and Larry Rosenthal, President of Andrx Pharmaceuticals for their hard work through this transition.  We wish them continued success in their future endeavors.”

Mr. Rice, Mr. Malahias and Mr. Rosenthal will be leaving the Company as of November 10, 2006.

About Watson

Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is a leading specialty pharmaceutical company that develops, manufactures, markets and distributes branded and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Watson expects, believes or anticipates will or may occur in the future are forward-looking statements, including the expected benefits of the merger of Watson and Andrx, the financial performance of the combined company and the year in which the transaction is expected to be accretive. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on certain assumptions made by Watson based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Watson. Any such projections or statements include the current views of Watson with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. There are a number of important factors that could cause actual results to differ materially from those projected, including the ability to resolve with the U.S. Food and Drug Administration the pending Official Action Indicated status of Andrx’s Davie, Florida manufacturing facility; the ability to realize the anticipated synergies and benefits of the merger; the ability to timely and cost-effectively integrate Watson’s and Andrx’s operations; the anticipated size of the markets for the companies’ products; the availability of product supply; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims; dependence on sales of key products; the uncertainty of future financial results and fluctuations in operating results; the timing and success of new product development by Watson and Andrx or third parties; competitive product introductions; the risks of pending or future litigation or government investigations; and other risks described from time to time in Watson’s Securities and Exchange Commission (“SEC”) filings including Watson’s Annual Report on Form 10-K for the year ended December 31, 2005 Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. Watson disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.

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